Exhibit 23.2

GeoEye, Inc.
Dulles, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-128638 and No. 333-136507) and on Form S-8 (No. 333-142758 and No. 333-156515) of GeoEye, Inc. of our report dated April 2, 2008, except for the effects of the restatements discussed in Note 2 under the captions “September 2008 Restatement” which was as of September 5, 2008 and “March 2009 Restatement” which are as of April 1, 2009, relating to the consolidated balance sheet as of December 31, 2007 (not included herein) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 of GeoEye, Inc. which appear in this Form 10-K.

/s/ BDO Seidman, LLP
Bethesda, Maryland
March 12, 2010